SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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Aviat Networks, Inc.

(Name of Registrant as Specified In Its Charter)

Lone Star Value Investors, LP

Lone Star Value Investors GP, LLC

Lone Star Value Management, LLC

Jeffrey E. Eberwein

Alan L. Bazaar

Richard K. Coleman, Jr.

Jonathan P. Foster

Robert G. Pearse

Dilip Singh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lone Star Value Management, LLC, together with the other participants named herein (collectively, "Lone Star Value"), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value's slate of six highly-qualified director nominees to the Board of Directors of Aviat Networks, Inc., a Delaware corporation (the "Company"), at the Company's upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 6, 2014, Lone Star Value issued the following press release:

Lone Star Value CALLS FOR CHANGE at AVIAT NETWORKS

Seeks to Refresh a Stale and Entrenched Board, Improve Corporate Governance, and Maximize Shareholder Value by the Election of Six Candidates to Aviat’s Board

NEW YORK, October 6, 2014 – Lone Star Value Management, LLC (“Lone Star Value Management,” and, together with its affiliates and director nominees, “Lone Star Value”), a significant shareholder in Aviat Networks, Inc., a Delaware corporation (“Aviat” or the “Company”) (NASDAQ: AVNW), with ownership of approximately 1.25 million shares of common stock, today announced that it had given formal notice to Aviat of its intention to nominate director candidates for election to the board of directors of Aviat (the “Board”) at the upcoming 2014 annual meeting of Aviat shareholders (the “2014 Annual Meeting”).

Lone Star Value is dedicated to maximizing shareholder value, improving corporate governance, and upgrading the Board at Aviat. Lone Star Value notes that Aviat’s stock price has declined from $22.40 when the current company was formed in January 2007 to a price of $1.78 today, a decline of over 90%. Aviat’s shares have performed poorly due to very disappointing financial and operating performance. From 2007 to 2014, for example, Aviat generated cumulative net losses of almost $700 million. In fact, Aviat has reported negative earnings in all of the last 8 years, dating back to its creation from the Harris-Stratex Networks merger. We believe substantial change is needed at Aviat in order to improve performance and this change must start by refreshing and upgrading its Board. The incumbents of Aviat will no doubt ask for more time to turn things around, yet it is too much to believe that the same stale Board pursuing the same strategy will suddenly find success. If elected by our fellow shareholders, our Board nominees will seek to ensure all actions are taken to realign the business to its core markets and customers in order to return Aviat to profitability. We will take these actions with a sense of urgency that has not existed with the current board. In addition, we will diligently evaluate all strategic alternatives to create value for Aviat shareholders. These changes can only occur with the addition of fresh, highly-qualified, and independent directors to the Board.

Lone Star Value believes the current Aviat Board, of which six of the eight total members have served together as a team since the Company’s creation in 2007, is in dire need of new talent and a fresh perspective. We further believe that current management and Board compensation are excessive given the Company’s $700 million in cumulative net losses. We particularly object to Executive Chairman Kissner’s recently-signed compensation package, which we believe is excessive in view of years of unaddressed poor performance. In our opinion, Kissner’s new employment contract as Executive Chairman is forcing Aviat’s long-suffering shareholders to pay for two CEOs. Aviat should instead create compensation packages with a pay-for-performance structure to help turn Aviat into a profitable organization and to better align incentives with shareholder value creation.

Lone Star Value has expressed its views to the Board and management of Aviat in person at company headquarters and in follow-up conference calls. We have engaged in constructive discussions with the Company with the goal of meaningfully improving Aviat’s Board, corporate governance practices, and shareholder alignment. Lone Star Value believes its suggestions would meaningfully improve shareholder rights and representation at Aviat. Unfortunately, to date the Company has not responded positively to the suggestions made by Lone Star Value and offered us only one Board seat, which we believe is insufficient change given Aviat’s extremely poor long-term track record.

Accordingly, Lone Star Value is nominating six highly-qualified director candidates for election to the Board at the 2014 Annual Meeting whose experience encompasses telecom, technology, financial, and turnaround expertise. Lone Star Value’s candidates are Richard K. Coleman, Jr.; Dilip Singh; Robert G. Pearse; Jonathan P. Foster; Alan L. Bazaar; and Jeffrey E. Eberwein, each of whom we believe has significant and relevant experience as well as an exceptional track record of creating shareholder value. Lone Star Value’s director nominees possess a well-balanced mix of skills to ensure that the Company evaluates, with an open mind and a keen sense of urgency, all strategic alternatives to maximize value for all shareholders. In addition to Lone Star Value’s six nominees, we intend to vote Lone Star Value Investors, LP’s (“Lone Star Value Investors”) shares for CEO Michael Antonio Pangia and Board member Raghavendra Rau to leverage their knowledge and backgrounds.

Lone Star Value remains open to continuing its discussions with the Board regarding its composition and corporate strategy and remains amenable to reaching a mutually agreeable resolution to re-constitute the Board in a manner that is in the best interests of all shareholders. In the event an agreement is not reached, however, Lone Star Value is fully prepared to solicit the support of its fellow shareholders to elect all six of its director nominees at the 2014 Annual Meeting. Our nominees, if elected, will take their fiduciary responsibility very seriously and will represent the interests of ALL shareholders, not just Lone Star Value.

Lone Star Value’s independent and highly-qualified candidates are:

Richard K. Coleman, Jr., age 57, who is the founder and President of Rocky Mountain Venture Services. Since 1998, his company has helped companies plan and launch new business ventures and restructuring initiatives. As a private investor and advisor, Mr. Coleman helps companies develop and execute strategic changes, often serving as an interim executive and/or board member. Mr. Coleman is currently the President and CEO of Crossroads Systems, Inc. (NASDAQ:CRDS) (“Crossroads Systems”), a global provider of data archive solutions, a position he has held since November 2013. He currently serves on the board of Crossroads Systems; Ciber, Inc. (NYSE:CBR), a leading global information technology company; and Hudson Global, Inc. (NASDAQ:HSON) (“Hudson Global”), a worldwide professional-level recruitment firm. Previously, he served as a director of Aetrium Incorporated (NASDAQ:ATRM) (“Aetrium”), when a manufacturer of electromechanical equipment; On Track Innovations Ltd. (NASDAQ:OTIV) (“On Track Innovations”), one of the pioneers of cashless payment technology; and NTS, Inc. (formerly NYSE:NTS) (“NTS”), a broadband services and telecommunications company until the completion of its sale in June 2014. Mr. Coleman has also served in a variety of senior operational roles including CEO of Vroom Technologies Inc., a Customer Relationship Management (CRM) software company; CEO of MetroNet Communications, Canada’s largest independent facilities-based telecom services provider; and President of US West Long Distance. In addition he has held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects. He has served as an Adjunct Professor for Regis University’s Graduate Management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School. Lone Star Value Investors believes that Mr. Coleman’s depth of experience serving in senior executive positions and on various public company boards coupled with his extensive expertise in business development and operations well qualifies him for service as a director of Aviat.

Dilip Singh, age 66, has served as the general partner of Value Generation Capital Fund LP since December 2013. Mr. Singh also serves as a director of ALCO Stores, Inc. (NASDAQ:ALCS), which operates as a U.S. regional broad line retailer, since August 2014 ; a director of On Track Innovations, since December 2012; and a director of Concurrent Computer Corporation (NASDAQ:CCUR), a provider of software, hardware, and services for the multi-screen video and real-time simulation markets, since July 2012. From April 2012 to April 2013, Mr. Singh served as the interim CEO, President and as a director of InfuSystem Holdings, Inc. (NYSEMKT:INFU) (“InfuSystem Holdings”), a provider of ambulatory infusion pumps and associated clinical services. Under Singh INFU was turnaround to sustained profitability within two quarters, cash increased, debt was reduced, and a $36.5 Million credit facility was secured. Previously, Mr. Singh served as CEO of MRV Communications, Inc. (NASDAQ:MRVC), a provider of optical communications network infrastructure equipment and network management products, from July 2010 to December 2011 and as a director from October 2010 to December 2011. Under Singh MRVC was turned around and the first return of capital was paid to the shareholders as a special dividend. From December 2008 to May 2009 Mr. Singh served as the CEO of Telia-Sonera NCell, a significant mobile operator in Nepal. From October 2004 to

November 2008, Mr. Singh served as the CEO of Telenity, Inc., a provider of service delivery platforms. In addition he held significant professional positions at Sprint Communication and Alcatel/ITT. Mr. Singh earned a Master’s of Science in Physics from the University of Jodhpur and a Masters of Technology in Electronics & Communications Electrical Engineering from the Indian Institute of Technology. Lone Star Value believes Mr. Singh is uniquely qualified to serve on the Company’s Board given his vast experience on corporate boards of directors and operational executive leadership positions, as well as his experience in turning around under-performing companies.

Robert G. Pearse, age 54, currently serves as a Managing Partner at Yucatan Rock Ventures, a firm he co-founded in 2004, where he specializes in technology investments and consulting. Mr. Pearse serves as a director of Crossroads. Mr. Pearse previously served as vice president of Strategy and Market Development at NetApp, Inc. (NASDAQ:NTAP) (“NetApp”), a computer storage and data management company. At NetApp, Mr. Pearse played an influential role in leading corporate growth and business development which drove NetApp to become a Fortune 500 company. Mr. Pearse has held professional and leadership positions at Hewlett-Packard, PricewaterhouseCoopers LLP, Eastman Chemical Company (NYSE:EMN), and General Motors Company (NYSE:GM). Mr. Pearse earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1986, and a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology in 1982. Lone Star Value believes Mr. Pearse’s extensive leadership experience and deep understanding of the technology industry will make him a valuable addition to the Board.

Jonathan P. Foster, age 50, has more than 29 years of experience, which began with a Big 4 Accounting foundation, in senior financial roles with small private to large corporate, public, domestic, and international companies focused in various industries and encompasses contributions to five turnarounds, seven successful M&A initiatives, and two Greenfield start-ups.  Currently he serves as CFO of InfuSystem Holdings. Mr. Foster previously served as Interim Director of Finance & Accounting for LSG Sky Chefs USA, Inc., a subsidiary of LSG Lufthansa Service Holding AG; as President of United Credit, Inc.; and as CEO and founder of Advance Today, LLC, and Furobos Reinsurance Ltd., two companies focused on consumer finance.  Mr. Foster also served: as CFO of Syntronix, LLC, for the purpose of rolling-up three manufacturers; as CFO and Executive Vice President of Drypers Corporation, a global consumer products company operating in four continents; as CFO of Dickson Weatherproof Nail Company, a private hardware manufacturing company, and as controller and treasurer with two divisions of Schlumberger Ltd.– one of which was in telecommunications.  Mr. Foster spent six years with Deloitte & Touche LLP with clients in many different industries – textiles, manufacturing, electronic transactions, insurance, professional firms, wholesale, agri-business, and others.  Mr. Foster is a CPA and from 2006 to 2012 served on the Board of Financial Institutions for the State of South Carolina which regulates the State’s $40 billion lending industry.  Mr. Foster also served six years on the board of the Baptist Easley Hospital Foundation.  Mr. Foster earned his B.S. in Accounting from Clemson University.  Lone Star Value believes that Mr. Foster’s over twenty years of Wall Street experience and valuable public company and financial expertise, gained from his employment history, will enable him to provide effective oversight of the Company as a member of the Board.

Alan L. Bazaar, age 44, is currently the CEO of Hollow Brook Wealth Management LLC (“Hollow Brook”), a position he has held since November 2013, where he is responsible for firm-wide operations, investment research, and portfolio management. Mr. Bazaar is currently Chairman of the board of directors of Wireless Telecom Group, Inc. (NYSEMKT:WTT) (“WTT”), which designs and manufactures radio frequency and microwave-based products for wireless and advanced communications industries. Mr. Bazaar was formerly a director of NTS, and served from December 2012 until the completion of its sale in June 2014. From 2004 until April 2008, Mr. Bazaar served as a director of Media Sciences International, Inc. (OTC: MSII) (“Media Sciences”), which manufactured and distributed business color printer supplies and industrial ink applications in the United States. From July 1999 until December 2009, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC where he co-managed the public equity portfolio and was responsible for all elements of due diligence. Previously, Mr. Bazaar served as a director of Airco Industries, Inc., a privately held manufacturer of aerospace products, and was employed by Arthur Andersen LLP in the Assurance and Financial Buyer's Practices group and in the Business Fraud and Investigation Services Unit. Mr. Bazaar is a CPA, and received a Bachelor of Arts degree from Bucknell University and a Master of Science and Master of Business Administration from the Stern School of Business at New York University. Lone Star Value believes Mr. Bazaar’s successful track record as an accomplished business leader with significant experience as CEO and member of public boards will make him a valuable addition to the Board.

Jeffrey E. Eberwein, age 44, has 23 years of Wall Street experience and is the Founder and CEO of Lone Star Value Management, an investment firm. Prior to founding Lone Star Value Management in 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein is Chairman of the Board of three public companies: Digirad Corporation (NASDAQ:DRAD), a medical imaging company; Aetrium; and Crossroads Systems. Mr. Eberwein also serves on the board of Hudson Global. Previously, Mr. Eberwein served on the board of The Goldfield Corporation (NYSEMKT:GV) from May 2012 until May 2013; On Track Innovations, from December 2012 until March 2014; and NTS from December 2012 until its completed sale in June 2014. Mr. Eberwein served on the Board of Hope for New York, a 501(c)3 organization dedicated to serving the poor in New York City from 2011 until 2014 where he was Treasurer and on the Executive Committee. Mr. Eberwein earned a MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin. Lone Star Value believes that Mr. Eberwein’s over twenty years of Wall Street experience and valuable public company and financial expertise, gained from both his employment history and directorships, will enable him to provide effective oversight of the Company as a member of the Board.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value, together with the participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of six highly-qualified director nominees at the 2014 annual meeting of stockholders of Aviat Networks Inc.

Lone Star Value Management STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP, Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, Richard K. Coleman, Jr, Dilip Singh, Robert G. Pearse, Jonathan P. Foster, Alan L. Bazaar, and Jeffrey E. Eberwein (collectively, the “Participants”).

As of the date hereof, Lone Star Value Investors beneficially directly owns 1,250,000 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company (1,000 shares of which are held in record name). Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 1,250,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, also may be deemed the beneficial owner of the 1,250,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, also may be deemed the beneficial owner of the 1,250,000 shares of Common Stock owned by Lone Star Value Investors. As of the date hereof, Value Generation Capital Fund, LP (“VCGF”) directly beneficially owns 701,239 shares of Common Stock. Dilip Singh, as manager of Value Generation Capital, LLC the general partner of VCGF may be deemed to be the beneficial owner of any shares of Common Stock directly owned by VCGF. In addition, as of the date hereof, Richard K. Coleman, Jr. directly beneficially owns 10,000 shares of Common Stock, Jonathan A. Foster directly beneficially owns 5,000 shares of Common Stock and Robert G. Pearse directly beneficially owns 10,000 shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management is an investment firm which invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.

Investor Contacts:

John Glenn Grau

InvestorCom, Inc.

(203) 972-9300 ext. 11